FORM OF	Exhibit (4)(q)(1)

ADDITIONAL BENEFITS SPECIFICATIONS

GUARANTEED LIVING WITHDRAWAL BENEFIT OPTION RIDER:

[Marketing Name]

[Rider Form Number: [ICC21-DLIC-VA-GLWBFLEX-01-IB]]

Covered Person:	[John Doe]

Effective Date:	[Issue Date]

Adjustment Base Rate:	[X.XX%]

Adjustment Reference Rate market:	[Average of ]

Maximum Election Date Contract Value:	[$3,000,000]

Minimum Age:	[45]

Maximum Age:	[80]

Restricted Riders:	[Guaranteed Minimum Accumulation Benefit Rider Guaranteed Market Protection Benefit Rider]

Bonus Period:	A period ending after the earlier of [10] Contract Years and the Income Start Date

Bonus Extension Period:	A period ending after the earlier of [10] Contract Years and the Income Start Date

Bonus Rate:	[6.25]%

Termination Lockout Period:	[5] years

Annual Rider Fee Rate:	[1.50]%

The above-listed Annual Rider Fee Rate is guaranteed for the life of the Rider unless increased upon a Step-Up as described in the Rider. The Annual Rider Fee Rate will never exceed the Maximum Annual Rider Fee Rate indicated below.

Maximum Annual Rider Fee Rate:	[2.50%]

Rider Fee Lock Period:	[2 years]

ICC21-DLIC-VA-ABPGLWBFLEX-01-IB	[3-E]

FORM OF	Exhibit (4)(q)(1)

Lifetime Withdrawal Percentages:

Attained Age of Covered	Benefit Percentage
or Joint Covered Person	Single Life		Joint Life
[55 – 59]	[3.50	]%	[3.20	]%
[60 – 64]	[4.00	]%	[3.70	]%
[65 – 69]	[5.00	]%	[4.70	]%
[70 – 74]	[5.25	]%	[4.95	]%
[75 – 79]	[5.50	]%	[5.20	]%
[80 – 84]	[5.75	]%	[5.45	]%
[85-90]	[6.00	]%	[5.70	]%
[90+]	[6.00	]%	[5.70	]%`

Lifetime Withdrawal Adjustment Factors:

Adjustment Election Rate minus Adjustment Base Rate	Lifetime Withdrawal Adjustment Factor
[< 0.50%]	[-0.25	%]
[-0.50% to - 0.26%]	[-0.10	%]
[-0.25% to 0.00%]	[0.00	%]
[0.01% - 0.25%]	[0.00	%]
[0.26% - 0.50%]	[0.10	%]
[0.51% - 0.75%]	[0.25	%]
[0.76% - 1.00%]	[0.40	%]
[1.01% - 1.25%]	[0.65	%]
[1.26%+]	[??	]

ICC21-DLIC-VA-ABPGLWBFLEX-01-IB	[3-E]